Exhibit 99.1

EnteroMedics Names Greg S. Lea Chief Operating Officer

ST. PAUL, Minnesota, February 20, 2013 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that Senior Vice President and Chief Financial Officer Greg S. Lea has been appointed Chief Operating Officer.

Consistent with EnteroMedics’ recently announced plans to move forward with a Pre-Market Approval (PMA) application with the U.S. Food and Drug Administration (FDA) in the second quarter of 2013, building on the results from its randomized, double-blind, sham-controlled, multicenter ReCharge Pivotal Trial of VBLOC vagal blocking therapy for the treatment of obesity, Mr. Lea’s additional responsibilities as Chief Operating Officer will focus on the efficient and effective alignment and execution of the Company’s regulatory and ongoing commercialization priorities.

“Greg has been a member of EnteroMedics’ strategic management team since joining the Company over five years ago. With our attention now fully on the U.S. regulatory process and its associated activities, his leadership and depth of knowledge provide a strong basis for successful management of the critical period the Company’s operations are now entering. Greg is a seasoned and trusted leader who will be driving our strategic prioritization and focus on operational excellence,” said Mark Knudson, President and Chief Executive Officer. “I am pleased to be working together with Greg as we move into this next phase for EnteroMedics. I have tremendous confidence in his ability and look forward to his contribution in this expanded role, as well as his continued, thoughtful stewardship of the Company’s financial strategy as Chief Financial Officer.”

“EnteroMedics is at a decisive time in its development, and our efforts will be on effectively utilizing our critical resources as we embark on the FDA PMA process in 2013,” said Mr. Lea. “I am incredibly energized to help lead the Company to its next phase of delivering VBLOC Therapy to the U.S. Market.”

Gregory S. Lea has served as EnteroMedics’ Senior Vice President and Chief Financial Officer since May, 2007. Prior to joining the Company, Mr. Lea served as Chief Financial Officer of Pemstar Inc. from July 2002 through January 2007 when it was acquired by Benchmark Electronics, Inc. Mr. Lea also served as a director of Pemstar from April 2001 through January 2007 and held the position of Corporate Controller from April 2002 through July 2002. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President, Business Ventures. Prior to that, Mr. Lea held several financial management and administrative positions at IBM Corporation from 1974 to 1993 and was President and a director of the Ability Building Center, Inc. from 1981 to 1993. Mr. Lea holds a B.S. in Accounting/Business Management from Minnesota State University, Mankato.

About VBLOC® Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC® Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC® Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

Company Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

Media Contact:

Sam Brown Inc.

Mike Beyer

(312) 961-2502

beyer@sambrown.com